Exhibit 99.11

100 Pearl Street Hartford, CT 06103	800.248.7971	VIRTUS.COM

Virtus Opportunities Trust

101 Munson Street

Greenfield, MA 01301

Ladies and Gentlemen:

I have acted as counsel to Virtus Opportunities Trust (the “Trust”) in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of Vontobel International Equity Institutional Fund, Vontobel Global Equity Institutional Fund and Vontobel Global Emerging Markets Equity Institutional Fund (each an “Acquired Fund” and collectively, the “Acquired Funds”), each a series of the Advisers Investment Trust (the “Investment Trust”), and Virtus Vontobel Foreign Opportunities Fund, Virtus Vontobel Global Opportunities Fund and Virtus Vontobel Emerging Markets Opportunities Fund, respectively (each an “Acquiring Fund” and collectively, the “Acquiring Funds”), each a series of the Trust, and the issuance of Class A Shares, Class C Shares, Class I Shares and Class R6 Shares of beneficial interest of each Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Investment Trust and Vontobel Asset Management, Inc. on behalf of the Acquired Funds and the Trust on behalf of the Acquiring Funds (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement as Exhibit A.

I have examined such documents, records and other instruments and have made such other examinations and inquiries as I have deemed necessary for the purposes of this opinion. In addition, I have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Investment Trust and the shareholders of the Acquired Funds will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquiring Funds, the Trust, the Acquired Funds and the Investment Trust.

Based upon and subject to the foregoing, I am of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of my name and any reference to my name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kevin J. Carr
Kevin J. Carr
Senior Vice President, Chief Legal Officer, Counsel and Secretary
Virtus Opportunities Trust